Exhibit 107

Calculation of Filing Fee Table

Post-Effective Amendment No. 1 on Form S-1

(Form Type)

Creations, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, included in the units	457(o)	$2,337,958.50	0.0001102	$257.64
Equity	Common Stock, par value $0.0001 per share, underlying the warrants included in the units	457(o)	$2,337,958.50	0.0001102	$257.64
Total Offering Amounts			$4,675,916.00	0.0001102	$515.28
Total Fees Previously Paid					$606.93
Total Fee Offsets					$0
Net Fee Due					$-91.65	(3)

(1)	There is no current market for the securities or price at which the securities are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	The filing fee was paid upon Registrant’s original submission of its Registration Statement on Form S-1 (File NO. 333-240161) to the Securities and Exchange Commission on July 29, 2020.